EXHIBIT 10.6
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into this 2nd day of January, 2007, by and between UVEST Financial Services Group Inc., a North Carolina corporation (“Employer”), and Dan H. Arnold (“Employee”).
WITNESSETH:
     WHEREAS, Employee is currently employed as the President and Chief Operating Officer of Employer;
     WHEREAS, the shareholders of Employer, LPL Holdings, Inc., a Massachusetts corporation (“LPL”), and LPL Investment Holdings, Inc., a Delaware corporation, have entered into a Stock Purchase Agreement dated as of August 14, 2006 (the “Purchase Agreement”), pursuant to which LPL will acquire all of the shares of Employer;
     WHEREAS, Employer and LPL desire to be ensured of Employee’s continued active participation in the business of Employer; and
     WHEREAS, in order to induce Employee to remain in the employ of Employer and in consideration of Employee agreeing to remain in the employ of Employer, the parties desire to specify the terms of such employment;
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, Employer and Employee hereby agree as follows:
1. Effectiveness; Employment and Term.
     (a) Effectiveness. This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided that, notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the “Closing Date” (as defined in the Purchase Agreement (such date being hereinafter referred to as the “Effective Date”)). In the event the Purchase Agreement is terminated for any reason without the Closing Date having occurred, this Agreement shall be terminated without further obligation or liability of either party.
     (b) Term. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Employee, and Employee hereby accepts employment. The term of this Agreement shall commence on the Effective Date and shall end three years from the Effective Date (the “Term”); provided, however, that commencing with the third anniversary and each anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Employee provides the other at least 90 days prior written notice before the next Extension Date that the Term shall not be so extended (a “Notice of Nonrenewal”).

2. Duties of Employee.
     (a) General Duties and Responsibilities. Employee shall serve as President and Chief Operating Officer of Employer. Subject to the direction of the Board of Directors of Employer (the “Board”), Employee shall perform all duties which are commonly incident to such office or which, consistent therewith, are delegated to Employee by the Board.
     (b) Devotion of Entire Time to the Business of Employer. Employee shall devote Employee’s entire productive time, attention, and best efforts during reasonable business hours throughout the Term to the faithful performance of Employee’s duties under this Agreement. Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than Employer and its affiliates without the prior written consent of the Board; provided, however, that Employee shall not be precluded from (i) vacations and other leave time in accordance with Employer’s policies and (ii) reasonable participation in community, civic, charitable or similar organizations so long as such participation does not interfere or conflict with the performance of Employee’s duties to Employer and is not breach or conflict with Employee’s covenants in Sections 6 or 7 hereof.
3. Compensation.
     (a)(i) Base Salary. During the Term, Employee shall receive an annual base salary (the “Base Salary”) of not less than $375,000 payable in substantially equal installments in accordance with Employer’s usual policy.
     (ii) Quarterly Payments. In addition to the Base Salary, Employee will receive (A) with respect to the 2007 calendar year, $125,000 which will be payable in substantially equal quarterly installments; and (B) with respect to the 2008 calendar year, $75,000 which will be payable in substantially equal quarterly installments.
     (iii) Bonus. Employee may be entitled to receive a discretionary bonus for calendar year 2007 and each year thereafter during the Term in such amount, if any, as shall be determined by the Board in its sole and complete discretion (the “Bonus”). Attached as Schedule A is a target Bonus for the calendar year 2007 and 2008. The amount of Bonus, if any, shall be paid to Employee within two and one-half (2.5) months after the end of the applicable calendar year.
     (b) Employee Benefit Programs. During the Term, Employee shall be entitled to participate in all formally established employee health and welfare benefit plans and similar programs that are maintained for similarly situated employees of LPL, in accordance with the terms and conditions of such plans and programs. Notwithstanding any statement to the contrary contained elsewhere in this Agreement, Employer may at any time discontinue or terminate any benefit plan or program now existing or hereafter adopted and shall not be required to compensate Employee for such discontinuance or termination to the extent such discontinuance or termination pertains to all employees of Employer who are eligible participants at the time.

     (c) Expenses. During the Term, Employer shall reimburse Employee for reasonable business expenses incurred in the ordinary course of Employee’s duties and in accordance with Employer’s policies.
     (d) Withholding Taxes. Employer may withhold from any amounts payable to Employee (whether under this Agreement or otherwise) such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
4. Termination of Employment. Employee’s employment hereunder may be terminated prior to the expiration of the Term as follows:
(a)	Automatically in the event of the death of Employee;

(b)	At the option of Employer, by written notice to Employee or Employee’s personal representative in the event of the Permanent Disability of Employee. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which is determined by a qualified third party medical expert to render Employee unable substantially to render the services required hereunder (i) for one hundred twenty (120) days in any twelve (12) month period or (ii) for a period of ninety (90) successive days;

(c)	At the option of Employer for “Cause”. As used herein, “Cause” shall mean Employee’s: (i) failure to substantially perform Employee’s duties hereunder (other than as a result of a Permanent Disability) for a period of 10 days following notice by Employer to Employee of such failure; (ii) fraud, embezzlement, dishonesty or theft in connection with Employee’s duties hereunder; (iii) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (iv) willful malfeasance, willful misconduct or gross negligence in connection with Employee’s duties hereunder or an act or omission which is injurious to the financial condition or business reputation of Employer and its affiliates; or (v) breach of Sections 6 or 7;

(d)	At the option of Employer at any time without Cause;

(e)	At the option of Employee at any time for Good Reason on sixty (60) days prior written notice thereof to Employer. As used herein, “Good Reason” shall mean (i) a material and sustained diminishment in Employee’s responsibilities or working conditions from those described in this Agreement, (ii) a relocation of Employee’s principal place of employment by more than 75 miles unless agreed to by Employee, (iii) a material reduction in the Base Salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of LPL or (iv) a failure of Employer to pay Base Salary or Bonus, when due, that is not cured within thirty (30) days after written notice thereof by Employee to Employer; provided that “Good

Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or Employer’s knowledge thereof, unless Employer has given Employee written notice thereof prior to such date; or

(f)	At the option of Employee at any time without Good Reason on sixty (60) days prior written notice thereof to Employer.
     5. Severance Payments.
     (a) Death. Upon the termination of Employee’s employment due to death, Employee or Employee’s legal representatives shall be entitled to receive (i) Base Salary payable through the month in which Employee’s termination of employment occurs, (ii) reimbursement for reasonable business expenses incurred in the ordinary course of Employees duties and in accordance with Employer policies; provided claims for such reimbursement are submitted to Employer within 60 days following the date of Employee’s termination of employment, (iii) such employee benefits, if any, as to which Employee may be entitled notwithstanding a termination of employment under the employee benefit plans of Employer (the amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Rights”) and (iv) a pro rata portion of Employee’s Bonus, if any, for the year in which Employee’s death occurs (which portion of the Bonus shall be an amount reasonably determined by the Board as of the date of Employee’s death), payable within 30 days. Following Employee’s termination of employment due to death, except as set forth in this Section 5(a), Employee and Employee’s legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.
     (b) Permanent Disability. Upon the termination of Employee’s employment due to Permanent Disability, Employee or Employee’s legal representatives shall be entitled to receive (i) the Accrued Rights, (ii) Employee’s Base Salary for twelve (12) months, payable in accordance with the usual payroll practices in effect at Employer as if Employee was employed at the time (but reduced by the amount of any benefits payable to Employee under any applicable long-term disability plan) and (iii) a pro rata portion of Employee’s Bonus, if any, for the year in which such termination occurs (which portion of the Bonus shall be reasonably determined by the Board as of the date of such termination), payable at the same time as such payment would have been made had such termination not occurred. Following Employee’s termination of employment due to Permanent Disability, except as set forth in this Section 5(b), Employee and Employee’s legal representatives shall have no further rights to any compensation or any other benefits under this Agreement.
     (c) Termination Without Cause or for Good Reason; Failure to Renew. Upon the termination of Employee’s employment hereunder (i) by Employer without Cause pursuant to Section 4(d), (ii) by Employee for Good Reason pursuant to Section 4(e) or (iii) at the end of the Term as a result the delivery by the Company of a Notice of Nonrenewal, Employee shall be entitled to receive (A) the Accrued Rights, (B) Employee’s Base Salary for the longer of (x) the remainder of the Term and (y) 24 months, payable in each case in accordance with the usual payroll practices in effect at Employer as if Employee was employed at the time, (C) a pro rata portion of Employee’s Bonus, if any, for the year in which such termination occurs (which portion of the Bonus shall be reasonably determined by the Board as of the date of such termination), payable at the same time as such payment would have been made had such termination not occurred and (D) an amount equal to twice the Bonus paid (or payable) to the Employee for the most recently completed calendar year, payable in 24 monthly installments in accordance with the usual payroll policies in effect at Employer as if Employee was employed at the time. Following Employee’s termination of employment by Employer without Cause (other than by reason of Employee’s death or Disability) or by Employee’s resignation for Good Reason, except as set forth in this Section 5(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
     (d) Termination for Cause or Without Good Reason. Upon the termination of Employee’s employment hereunder by Employer for Cause pursuant to Section 4(c) or by Employee without Good Reason pursuant to Section 4(f), Employee shall be entitled to receive the Accrued Rights. Following Employee’s termination of employment by Employer for Cause or by Employee’s resignation without Good Reason, except as set forth in this Section 5(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
The duties and obligations of Employer and Employee under this Section 5 shall survive any termination or expiration of this Agreement.
6. Noncompetition and Nonsolicitation
     (a) During the Term and for a period of two (2) years thereafter (the “Restricted Period”), Employee will not, and will not permit any of Employee’s affiliates to, alone, together or in association with others, either as principal, employee, agent, owner, shareholder, officer, director, partner, lender, investor, independent contractor, consultant or in any other capacity, engage in, have a financial interest in or be in any way connected or affiliated with, or render advice or services to a Person who engages in the business of providing asset management, brokerage, investment advisory and insurance services through banks, credit unions or other similar financial institutions or to otherwise engages in any business that would compete with the businesses conducted by or planned to be conducted by Employer or its subsidiaries as of the date of Employee’s termination.
     (b) During the Restricted Period, Employee will not, and will not permit any affiliate, directly or indirectly, to solicit, divert, take away or interfere with, the relationship of Employer, LPL or any of their respective subsidiaries or affiliates with any person who is or was a customer, a prospective customer whom Employee learned of during the Term or employee or supplier of Employer, LPL or any of their respective subsidiaries or affiliates at any time.
     (c) Nothing in this Section 6 shall limit or restrict Employee’s ownership of 2% or less of any securities of a company filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act 1934.
7. Nondisclosure and Use of Proprietary Information. Employee acknowledges that during Employee’s employment he will learn and have access to proprietary information regarding Employer, LPL and their respective affiliates (collectively in this Section 7, “Protected Parties”) and their respective customers and businesses (“Proprietary Information”). Employee agrees and covenants not to disclose or use for Employee’s own benefit, or the benefit of any other person or entity, any Proprietary Information, unless or until the Proprietary Information is now or hereafter becomes known or available to the public other than because of a breach of this Agreement by Employee, or such disclosure is or becomes required by law or valid legal process or is necessary to carry out the duties of Employee’s employment. Employee shall not disclose or reveal to any unauthorized person any Proprietary Information relating to one or more of the Protected Parties, and Employee confirms that the Proprietary Information constitutes the exclusive property of one or more of the Protected Parties. As used herein the term “Proprietary Information” shall mean trade secrets or proprietary or confidential information of any of the Protected Parties or of any third party which any one of the Protected Parties is under an obligation to keep confidential (including, but not limited to, Intellectual Property Rights (as hereinafter defined)) respecting products, product plans, marketing and other plans, methods, know-how, techniques, technology, systems, processes, strategies, software programs, works of authorship, customer lists, user lists, vendor lists, content provider lists, supplier lists, pricing information, projects, notes, memoranda, reports, lists, records, specifications, software programs, data, documentation, budgets, plans, projections, forecasts, financial information and proposals in whatever form, tangible or intangible or other materials of any nature reasonably relating to any matter within the scope of the business of any one of the Protected Parties or concerning any of the dealings or affairs of any one of the Protected Parties. As used herein, the term “Intellectual Property Rights” shall mean all intellectual property rights, including without limitation, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications or registrations, databases, algorithms, computer programs and other software, know-how, trade secrets, proprietary processes and formulae, inventions, trade dress, logos, design and all documentation and media constituting, describing or relating to the above.
     Employee hereby agrees that any remedy at law for any breach of the provisions contained in Section 6 and 7 shall be inadequate and that each of the Protected Parties shall be entitled to injunctive relief in addition to any other remedy they might have under this Agreement. If a judicial determination is made that any of the provisions of Section 6 and 7 constitutes an unreasonable or otherwise unenforceable restriction against Employee, the provisions of Section 6 and 7 shall be rendered void but only to the extent that such judicial or arbitral determination finds such provision to be unreasonable or otherwise unenforceable. In this regard, the parties hereto hereby agree that any judicial authority construing this Agreement shall, without limitation, be empowered to sever any prohibited business activity, geographic restriction, or any time period from the coverage of Section 6 and 7 and to apply the provisions of Section 6 and 7 to the remaining business activities, geographic area, and the remaining time period not so severed by such judicial authority.
     Employee agrees that each of the restrictions in Section 6 and 7 are reasonable for the legitimate protection of the business and goodwill of the Protected Parties.
     The covenants and agreements of Employee in Section 6 and 7 shall be in addition to any other rights and remedies Employer may have hereunder or at law.
8. Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, Employee’s beneficiaries or legal representatives; provided, however,

that nothing in this Section 8 shall preclude Employee from designating a beneficiary to receive any benefits payable hereunder upon Employee’s death or the executors, administrators or other legal representatives of Employee or Employee’s estate from assigning any rights hereunder to the person or persons entitled thereto. This Agreement may be assigned by Employer to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Employer in which Employee participates. Upon any such assignment, the rights and obligations of Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.
9. Binding Agreement; Entire Agreement. This Agreement shall be binding upon, and inure to the benefit of, Employee, Employer and the Protected Parties and their respective permitted successors and assigns. This Agreement contains the entire understanding of the parties with respect to the employment of Employee by Employer. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.
10. Mitigation; Set-Off; Cooperation. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. Employer’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to Employer or its affiliates. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder. This provision shall survive any termination of this Agreement.
11. Amendment of Agreement. This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.
12. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.
13. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect the other provisions of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then any prior Agreement between Employer (or any predecessor thereof) and Employee shall be deemed reinstated to the full extent permitted by law, as if this Agreement had not been executed.
14. Headings. The headings of the sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflicts of laws principles thereof that would direct the applicable of the law of any other jurisdiction.
16. Effect of Prior Agreements; Shareholder Approval. This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between Employer or any predecessor of Employer and Employee. Employee hereby represents to Employer that the execution and delivery of this Agreement by Employee and Employer and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. This Agreement shall be subject to, and shall only be effective following, the approval of Employer’s shareholders as of the date hereof who owned, as of the date hereof, more than 75% of the voting power of all outstanding stock of Employer, determined and obtained in a manner consistent with the methodology described in proposed Treasury Regulation Section 1.280G.
17. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Employee’s termination of employment with Employer Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Employer will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s termination of employment with Employer (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. Employer shall consult with Employee in good faith regarding the implementation of the provisions of this Section; provided that neither Employer nor any of its employees or representatives shall have any liability to Employee with respect to thereto.
18. Notices. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:
     If to Employer:
UVEST Financial Services Group Inc.
200 S. College St., 21st Fl.
Charlotte, NC 28202

Attention: General Counsel and Chief Financial Officer
     With a copy to:
LPL Holdings, Inc.
9785 Towne Center Drive
San Diego, CA 92121-1968
Attention: Executive Vice President of Human Resources
     and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Edward Chung & Greg Grogan
     If to Employee, to the most recent address of Employee set forth in the personnel records of Employer.
19. Miscellaneous.
     (a) For the purposes of this Agreement, the term “affiliate” of any specified person shall mean (i) a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person; (ii) any relative or spouse of such person, or any relative of such spouse, any one of whom has the same home as such person; (iii) any trust or estate in which such person or any of the persons specified in (ii) collectively own ten percent or more of the total beneficial interest or of which any of such persons serve as trustee, executor or in any similar capacity; or (iv) any corporation or other organization in which such person or any of the persons specified in (ii) are the beneficial owners collectively of ten percent or more of any class of equity securities or ten percent or more of the equity interest. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings relative to the foregoing.
     (b) For purposes of this Agreement, the term “person” refers to an individual or corporation, partnership, trust, association or other organization.
20. Survival.
     The provisions of Section 6 and 7 shall survive the expiration, termination, or completion of performance of this Agreement.

     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its duly authorized officer, and Employee has signed this Agreement, each as of the day and year first above written.

UVEST FINANCIAL SERVICES GROUP INC.

By: Name:	/s/ Dan H. Arnold Dan H. Arnold
Title:	President

/s/ Dan H. Arnold Dan H. Arnold

Schedule A
Target 2007 and 2008 Bonus
2007 Target Bonus: $200,000
2008 Target Bonus: $250,000